ATEC Enhances Board with Renowned Spine Prowess

Dave Demski appointed to Board of Directors

Keith Valentine appointed Special Advisor to Board of Directors

CARLSBAD, Calif., October 17, 2023 – Alphatec Holdings, Inc. (Nasdaq: ATEC), a provider of innovative solutions dedicated to revolutionizing the approach to spine surgery, announced today that Dave Demski, former director and Chief Executive Officer of Globus Medical, has been appointed as an independent director to the Board. The Company also announced that Keith Valentine, former Chief Executive Officer of Orthofix, has been appointed Special Advisor to the Board.

With over 20 years of experience in spine, Demski served most recently on the Globus Medical Board of Directors from 2003 to 2022. He served as Globus Medical’s Chief Executive Officer from 2017 to 2022, and as President from 2019 to 2022, following roles that included Chief Financial Officer and President, Emerging Technologies.

Valentine boasts over 30 years of experience in spine. Following its merger with SeaSpine in 2023, he was appointed President and Chief Executive Officer of Orthofix, a position he held until recently. Prior to the merger, Valentine served as Chief Executive Officer and President of SeaSpine beginning in 2015. Prior to joining SeaSpine, Keith served as NuVasive’s President and Chief Operating Officer following roles as President and in various senior executive capacities of increasing responsibility in marketing, development and operations.

“A defining element of the ATEC turnaround has been our willingness to act boldly when a door of opportunity opens," said Pat Miles, Chairman and CEO. "While conglomerateurs and capitulants continue to form awkward alliances, ATEC has emerged as the most clinically focused spine-only company. Our success is due to our relentless pursuit to improve spine care, and certainty that people and know-how will always differentiate ATEC. Dave and Keith bring with them a combined 50 years' experience leading some of spine’s most successful organizations. I admired Dave's accomplishments from a distance as he ran Globus over the years. As I have come to know him better, I have no question that the addition of his influence will make us a better company.”

"I want to address one matter, clearly and directly," added Miles. "We are aware of the recent negative commentary directed at Keith by his former employer. Years ago, I too was the target of a very public assault. During that time, I was blessed to be supported by friends who knew me best, and who rejected the accusations of strangers. I have known Keith for 30 years -- I know his imperfections, but I also know his heart. He is beloved by many in our industry and his impact on spine care over the years is undeniable. Keith has made it clear he is ready to devote his considerable energy to making ATEC better, and I am thrilled to have him join our effort."

About ATEC

ATEC, through its wholly owned subsidiaries, Alphatec Spine, Inc., EOS imaging S.A.S. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction. ATEC’s Organic Innovation MachineTM is focused on developing new approaches that integrate seamlessly with the Company’s expanding AlphaInformatiX Platform to better inform surgery and more safely and reproducibly achieve the goals of spine surgery. ATEC’s vision is to be the Standard Bearer in Spine. For more information, visit us at www.atecspine.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties. A list and description of such risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise any forward-looking statements.

Investor/Media Contact:
Tina Jacobsen, CFA
Investor Relations
(760) 494-6790
investorrelations@atecspine.com

Company Contact:
J. Todd Koning
Chief Financial Officer
Alphatec Holdings, Inc.
investorrelations@atecspine.com